EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 23, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009 Annual Reports to Shareholders of The DFA Investment Trust Company, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Officers”, “Other Service Providers”, and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, PA
March 1, 2010